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                                                                    Exhibit 99.2

This edited transcript summarizes certain statements, questions and answers given on the United Rentals, Inc. conference call on April 24, 2002.

                                 UNITED RENTALS

                  First Quarter 2002 Investors Conference Call

                                 April 24, 2002

Operator:

Good morning, ladies and gentlemen, and welcome to the United Rentals first quarter call. Please be advised that this call is being recorded.

The statements in this conference call and the answers to your questions are intended to provide abbreviated and unofficial background information to assist you in your review of the Company's press releases and official SEC filings. Certain of these statements are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "projects," "forecasts," "may," "will," "should," "on-track," or "anticipates," or the negatives thereof, or comparable terminology, or by discussions of strategy.

The Company's business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may materially differ from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: unfavorable economic and industry conditions can reduce demand and prices for the company's products and services, governmental funding for highway and other construction projects may not reach expected levels, the company may not have access to capital that it may require, and the company may acquire other companies that have undiscovered liabilities or that are difficult to integrate.

These risks and uncertainties as well as others are discussed in greater detail in the Company's filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K. The company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

Present today in Greenwich for United Rentals are Brad Jacobs, Chairman and Chief Executive Officer, Wayland Hicks, Vice Chairman and Chief Operating Officer, John Milne, President, Mike Nolan, Chief Financial Officer, and Fred Bratman, Vice President of Corporate Communications.

     I will now turn the call over to Mr. Jacobs. Mr. Jacobs, please go ahead.

Brad Jacobs

Good morning everyone and thank you for joining our first quarter conference call.


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This morning we released results which were in line with analyst estimates.
Revenues came in just shy of $600 million. Our earnings per share were $0.08 before the FAS 142 charge. Our same-store rental revenue growth was down 2.4%, notwithstanding that non-residential building was down about 17% year over year and 3% sequentially, according to the latest Commerce Department data.

This is the third consecutive quarter where we've been able to show an improvement in our cost structure. Our SG&A was down $10.4 million year over year, and our headcount was down by about 1,000, ending the quarter with less than 14,000 employees.

During the quarter we purchased S & R Equipment, a subsidiary of Fluor Corporation, for $47 million in cash. S & R is a prominent high reach company with 6 locations in the Midwest and a little over $40 million of annual revenues. We are considering additional accretive acquisitions of different sizes.

As you know, our customers' activity typically lags the rest of the economy by 2 to 3 quarters, so it's not surprising that they haven't yet seen an uptick in their business. However, our customers' outlook for their business for the second half, and especially for next year, is notably more optimistic than it was even a quarter ago.

So, with that I'd like to pass the call over to Mike Nolan to review the numbers.

Mike Nolan

Thanks Brad, and good morning everyone. I'd like to take a few moments to go through the financial results.

During the first quarter, we recorded $599 million of revenues compared to $619 million in the first quarter of 2001. This decline reflects primarily the revenue lost from the 31 branches that we closed during last year's second and third quarters and the 2.4 % negative same-store growth in rental revenue. Sales of used equipment were flat year over year and other revenues were down about 4%.

During the first quarter, our gross margin was 29.9% versus 32.7% in the year ago quarter. This decrease primarily reflects a decline in rental gross margins because of a decrease in dollar utilization. As expected, gross margins on used equipment sales were off 520 basis points due to price weakness in the used equipment market. The gross margin on other revenue was up by 170 basis points, reflecting margin increases in all of our other three lines of businesses. We continued to see a substantial decrease in our SG&A expense, which as a percentage of revenue was down 110 basis points year over year. EBITDA for the quarter was $159 million and diluted earnings per share was $0.08 before a $349 million pre-tax charge relating to the adoption of FAS 142. The change in the accounting rules for goodwill amortization also resulted in $14.5 million less amortization expense in the quarter compared to last year.

At March 31, we had assets of approximately $4.76 billion, cash of $31 million and debt of $2.52 billion. The original cost of our rental fleet was approximately $3.5 billion, and it had an average age of 33 months. During the first quarter we spent $91 million on capex compared to $115 million during last year's first quarter. We estimate that our total budget for capex for the full year will be between $405 million and $435 million.


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During the quarter we generated $41 million of cash from operations and used $12 million of cash after capex, compared to a use of $20 million of cash after capex in the first quarter of 2001. We borrowed $69 million during the quarter and used $22 million to repurchase common stock during the quarter and $12 million to retire Quips securities that had a face value of $17 million. At
March 31, we had $168 million drawn on our $750 million revolving credit facility and $179 million outstanding on our $250 million accounts receivable securitization facility. Our expense for rental equipment on operating leases during the quarter was about $22 million and the cost of rental equipment on long term operating leases was about $530 million.

At quarter end, our debt-to-last 12 months' EBITDA was 2.8 times and our last 12 months' EBITDA-to-interest-coverage was 3.9 times. During 2002, we expect interest coverage of 4.2 times for the full year, and we expect to finish the year with debt to EBITDA of 2.4 times.

In summary, during the quarter the business operated pretty much where we expected it to, and we continued to make good strides in reducing SG&A. From a balance sheet perspective, we continue to have ample liquidity on our credit facilities, and we remain focused on generating free cash flow to repay debt.

Now I would like to pass the call over to Wayland to discuss operations.

Wayland Hicks

Thanks Mike.

As Mike noted, and as we expected, growth in demand slowed during the quarter with same-store rental revenue down by 2.4%. The slower demand was attributable, to a large extent, to softness in non-residential construction versus the first quarter of 2001. Although the most recent US Commerce Department Data indicate that total construction was up slightly, construction was down 37% for industrial, 29% for office buildings, 24% for hotels and motels, 9% for other commercial, and 15% for miscellaneous buildings. These are very important segments of the construction market for the majority of our customers. Partially offsetting this was the 20% growth in spending for streets and highways, which benefits our specialty traffic control services.

Demand for rental equipment during the quarter was strongest in our Northeast, High Reach and Traffic Control regions. Our Northwest, Midwest and Southwest regions continue to experience softness in demand.

We believe that we continued to take market share away from a number of our competitors notwithstanding the decline in the overall demand for our equipment during the quarter.

Our order book for our specialty traffic control services was up from $215 million to $221 million on a year over year basis at the end of the first quarter. TEA-21 funds continue to flow in the majority of states we operate in.

Dollar utilization was down year over year in the first quarter from 53.3% to 49.6%. The decline in dollar utilization was driven largely by a 3.5% decline in rental rates during the quarter.


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We spent $12 million during the first quarter for additions to our rental fleet and $72 million for replacements.

Our SG&A was down $10.4 million year over year in the first quarter.

During the past 12 months we reduced the number of credit and collections offices we had from 28 to 17, and lowered our headcount in this function from 319 to 245 for a net reduction of 74, which was, in part, how we achieved our overall reduction in SG&A.

Over the past twelve months, we have added more than 200 customers to our National Account program. We recorded $79.4 million of National Account revenue during the first quarter, up 18% from the first quarter in the previous year. Many of our National Account customers are being impacted by the softness in non-residential construction I talked about earlier, but we still expect to achieve the $450 million of revenue from these customers that we have in our plan.

Our field management team continues to respond to the changing conditions in their market by right-sizing and re-mixing their fleet to meet market demand. Our branches made extensive use of sales blitzes to generate demand and we continue to place equipment on what we internally refer to as "Big Gun" projects. These are large, one to two year projects, such as the Toyota Plant in Evansville, Indiana, which I recently visited, that will have over 300 pieces of our equipment on rent during its peak period of construction. We're currently participating in 31 "Big Gun" projects throughout the country.

In addition to the 10.2% of rental revenue generated by sharing equipment, our branches permanently transferred $359 million of fleet from one branch to another during the quarter, which helped them optimize their fleet mix and minimize the need to buy new equipment.

In summary, we feel good about the overall performance of the business during the quarter, given the difficult environment our customers are operating in.

And with that, operator, I would like to open the call up to questions.

Operator: Our first question today will come from Joel Tiss at Lehman Brothers.

Joel Tiss: I wonder why your cost of equipment rentals increased in the quarter.
     And can you also talk about how fleet maintenance cost changed quarter over quarter?

Mike Nolan: Sure Joel. Our cost of rentals, on a gross dollar basis, was up slightly from last year. Part of that is just normal inflationary costs of our cost base with labor and other things. As a percent of revenue, it was about 300 basis points higher.

     A lot of that is due to the dip in revenue that we saw year over year. We're continuing to carry some of our extra labor because of our outlook for an increase in revenues starting around the third quarter. Our branches don't want to lay off mechanics and other skilled personnel that they'd be rehiring shortly.

     With respect to maintenance, our maintenance cost as a percentage of revenue was not noticeably any higher or lower this quarter versus first quarter last year.


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Joel Tiss: Okay. Can you give us a sense of what your earnings recovery or your earnings forecast would be in 2002 without an economic recovery? It seems like you're still counting on that to a fair extent for the second half.

Mike Nolan: Yes, we are counting on that for the second half. Although, remember, we're only looking for about 5% same-store growth in the back half of the year. So we're not looking for a very strong economic recovery. Obviously, if the economy were to take a double dip and turn down, that 5% growth would be at risk.

Joel Tiss: Okay. And then can you also give us a sense of why your sales of merchandise and other revenues were down a little bit? It seemed like at your conference in New York you were rolling that concept out to a lot of new stores. And I would think even with the economy being lousy, you should be able to increase your sales there.

Mike Nolan: We were actually expecting it to be down more year over year, but our new equipment sales held the line. The merchandising program that we talked about in New York isn't expected to roll out until June 1st. And so, we were not expecting that to come into the first or second quarters.

Operator: And next we'll go to Mr. Robert Ryan of Bank of America Securities.

Robert Ryan: Good morning. I was wondering if you could break out what operating lease expense was for first quarter year over year?

Mike Nolan: It was $22 million this year. I believe it was about $24 million in the first quarter of 2001.

Robert Ryan: Is the decrease simply in the interest component?

Mike Nolan: It's a combination of the interest component and that we returned some of our short term leases to the lessor during the first quarter because of less demand.

Robert Ryan: Is there a breakage cost associated with that?

Mike Nolan: No, those were short term leases. And therefore, there's no breakage cost.

Robert Ryan: Does the $22 million include depreciation and interest?

Mike Nolan: It does. If we had owned that equipment, we would have had both depreciation and interest. That is our full payment to the lessor.

Robert Ryan: Got it. And can you break down, for the quarter, GAAP operating cash flow, investing and financing cash flow?

Mike Nolan: We had $40.6 million of cash provided by operating activities. We used $129.4 million in investing activities. And we had $93.2 million from financing activities.

Robert Ryan: Okay, and the amount of stock repurchased in the quarter was $23 million.


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Mike Nolan: We purchased common stock for $22 million, and we purchased Quips for $11-1/2 million, for a total of about $34 million.

Robert Ryan: And the gain on the Quips, where does that show up on the P&L?

Mike Nolan: That does not flow through the P&L. The difference between our repurchase price and its carrying value is included in additional paid in capital in the stockholders' equity section, and does not run through the P&L.

Robert Ryan: Okay and then the components of the $129 million of use of investing cash flow?

Mike Nolan: The outlays were for capital expenditures of $91 million , acquisition related activities of about $48 million to $49 million, and deposits that we paid for equipment that will be delivered to us in the second quarter. Partially offsetting these outlays were the proceeds from rental equipment sales.

Robert Ryan: And acquisition multiples, we haven't seen those rising lately, have we?

John Milne: Quite the contrary. We haven't done a lot of transactions recently.
     But for the one we did in the quarter we paid less than four times trailing EBITDA.

Robert Ryan: Okay. And this is a minor point. In terms of calculating your dollar utilization, I don't know if you're using a blended average original cost of the fleet. But if I use 49.6% dollar utilization, I get to $434 million of rental revenues as opposed to $446 million. What am I overlooking in that calculation?

Mike Nolan: Well there's two things. One, when we calculate dollar utilization, we're using a daily average of our OEC. Therefore by averaging it, you'll be out slightly. There's also the fact that we do not take into account re-rent revenue which shows up on our P&L, but does not go into the calculation of dollar utilization.

Robert Ryan: Re-rent revenue is what?

Mike Nolan: It's revenue where we'll take in revenue from a customer where we're renting that piece of equipment from another person, maybe a crane manufacturer where we don't carry cranes, but a customer wants one in a package we're renting to them. We'll rent that crane to them with a slight mark-up.

Operator: We'll now go to Alan Pavese of Credit Suisse First Boston.

Alan Pavese: You talked about pricing being down 3.5%. And I guess that also helped you gain market share. Do you have a sense of where pricing would be down with zero market share gain? Obviously, you want to be gaining share. But I'm just trying to get a sense of where the industry trends are.

Wayland Hicks: Alan, that's really very difficult to dissect. In fact, I think pricing is down not necessarily because we're gaining market share, although we are. I think pricing is down because there's just a lot of pricing pressure with the reduced demand in the industry

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     today. I would also point out that this quarter had a tough comparison because we were up in pricing slightly during the first quarter of last year.

Alan Pavese: And that does get easier going forward. A question on the SG&A: Is that a good level to stay at down here, Mike? Was any of that helped by seasonality or is it all these headcount reductions?

Mike Nolan: Our SG&A is seasonal. If you look at it quarter by quarter last year, you will see increases through the more seasonal quarters. But I think you can expect that for the full year, we'll probably be down somewhere between $15 million and $18 million year over year. We saw a lot of that come through the first quarter because we're just now anniversarying a lot of the cost-cutting programs that we put in place during 2001.

Alan Pavese: Could you comment on how the trends grew the first quarter? Did the trends confirm that things started to bottom out in March or April? Do you feel confident that this is going to be the cyclical bottom and hopefully we can start to see better year over year comp rates in rental revenue?

Wayland Hicks: We're basically at that point in the season where you expect to see a rebound, and we in fact are seeing a rebound. Our time utilization is coming up. We're continuing to see some price pressure, but as we see the quarter unfold and more demand comes along, we expect that will abate somewhat.

Alan Pavese: Could you comment on the Hertz sale announcement? Do you plan on spending time looking at it? And what would be your criteria that we would expect to see if anything came to fruition?

Brad Jacobs: We can't comment on any specific acquisition candidate. But we can speak in general terms. We look for the same things we've been looking at for years when we look at acquisitions. Is there a strategically compelling reason to do the deal? Is there some added value? Are there real synergies? And from a financial perspective, can it be meaningfully accretive? Can it be credit neutral and hopefully credit enhancing. Are we allowed to do enough due diligence to know exactly what we'll be getting ourselves into? Those are the kinds of issues on any acquisition we would take into consideration.

Operator: Next, we'll move on to Stacy Devine of Deutsche Bank.

Stacy Devine: Have a question on pricing. With year over year pricing being down in the first quarter, which was as you anticipated, and the second quarter guidance for total growth to be basically about flat, how much of that pricing improvement is from the easier comps? And how much is from the anticipation that you might actually see some better pricing out there?

Mike Nolan: I think probably close to 2% comes from the easier comp, because on a full year basis, we're looking for pricing to be down about somewhere between 1% and 1-1/2%.

Stacy Devine: Okay, so then with the remainder, are you actually seeing some firming in pricing now that we're in the second quarter, or some firming in the volumes?

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Wayland Hicks: No, as I said earlier, we're just at that point where volume is starting to pick up as you would expect moving into the spring. Pricing during the first couple of weeks of April continues to be down pretty much as it was during the first three months. We expect however, that this will reverse itself as demand picks up and people are not scrambling quite so hard to find orders for equipment they have on their yards.

Stacy Devine: With new merchandising sales having a higher gross margin than the new equipment sales, do you expect the margins for the "sales of equipment, merchandise and other revenues" line item to maybe turn up a little bit because of mix?

Mike Nolan: I think probably that would be in the latter part of the year as we roll out the merchandising program. As I mentioned, we're rolling it out in June. It will only be in a ramp up phase through the third quarter. But I think that would be a true statement when you're looking at the fourth quarter and going forward.

Operator: Next, we'll hear from Nora Creedon of Goldman Sachs.

Nora Creedon: Good morning. Can you give a sense of where there's weakness either by geographic location or product line or category? And then, second, if we could get a breakout of the equipment, merchandise and other line, both on a revenue basis and profitability basis -- just rough numbers?

Brad Jacobs: Same-store rental growth is weakest in all the regions that have the word west in it, the Northwest, the Midwest and the Southwest. Mike, do you want to handle the other part please?

Mike Nolan: Sure. The breakout of our other revenue: we had about $37 million coming from merchandise, we had about $51 million coming from new equipment sales and about $25 million from service and parts.

Nora Creedon: Okay. And the profitability between those three segments, how much does that vary?

Mike Nolan: You'll see the merchandise is usually in the low 30s. New equipment sales are in the high teens, and service and parts are usually in the high 30s to low 40s.

Operator: Next, we'll hear from Barry Bannister at Legg Mason.

Barry Bannister: A little more detail on the impairment charge. This probably is a question for John as well as Mike. Historically I always understood the company to buy companies at a lower EBITDA than even that at which you currently sell. And I'm just trying to figure out why such a large charge, and if you could just walk through some of the mechanics there?

Mike Nolan: Barry, the FAS works by looking at the impairment charge by reporting unit. The definition of a reporting unit for our company is branch by branch. So, if we had looked at the company in total, we would not have had an impairment charge. When you go branch by branch, there are certain branches that are in markets that have turned down


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     from when we bought them. And therefore you have to take an impairment charge on that individual branch. Adding all those branches up, it came to about $350 million. If you were to have looked at the entire company, we actually would have had about $1.1 billion of cushion. So, said another way, the value of the branches that didn't have a write-down exceeded their intangible assets by about $1.4 billion.

Barry Bannister: Okay. Your interest expense was down about 11%. I don't have the figure for how much your debt changed. But have you been using swaps to lower your interest rate and take advantage of these exceptionally low rates to keep your interest expense under control?

Mike Nolan: When you net our swaps together, we only have about $100 million that goes from fixed to floating. I think most of what you're seeing is the effect of the $250 million of debt repayment that we did last year, as well as the fact that short term rates in the first quarter of this year are much lower than they were in the first quarter of 2001.

Barry Bannister: Aerial equipment has historically been a very weak area of pricing. You got a question earlier about equipment types and geographic pressure. Is aerial still weak and getting weaker or what?

Wayland Hicks: Are you talking about rental or used equipment sales?

Barry Bannister: This would be rental.

Wayland Hicks: Rental does continue to see some rate pressure on high reach equipment.

Barry Bannister: Okay. Is it worse than it was last quarter because it was declining at an increasing rate, up until I believe, last quarter?

Wayland Hicks: It's in the same ballpark. Maybe just a little worse.

Brad Jacobs: Now, in the same breath, you've really got to look at two things.
     You've got to look at what we're paying for a specific type of equipment, in this case -- high reach equipment -- and what rental rates are for that type of equipment. As long as the purchase prices are coming down at the same rate or a greater rate than rental rates, that works just fine.

Barry Bannister: Plus they tend to be rented for longer periods, and therefore you'd get a better return on your investment.

Wayland Hicks: That is absolutely right. We have typically a longer rental transaction with our aerial equipment. They go on a lot of the bigger jobs including the big gun jobs that I was talking about earlier. Because they're large jobs, there is a tendency to be more rate pressure. But we make up for that with better time utilization.

Operator: And next we'll move to Karen Ubelhart of GIC.


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Karen Ubelhart: Okay. A question on rental rates -- can you just give me what third quarter and fourth quarter rental rates did, so that I can see what the trend is like? You have it down 3-1/2% in the first quarter. What was it in the third and fourth quarters last year?

Mike Nolan: Last year's third quarter was down 0.8%. And last year's fourth quarter was down 1.1%.

Karen Ubelhart: And on this deteriorating trend, is anybody in particular being aggressive, or it's just sort of an endemic thing that there's just excess equipment and that's putting the pressure on rates?

Brad Jacobs: I wouldn't call it endemic. There are one or two companies that, for reasons particular to them and their specific situations, may think it makes sense for them to boost up their revenue by lowering rates and taking some market share at the expense of margins. I wouldn't say that's the whole industry. There's a few specific companies that have specific things going on with their lives, so to speak, at this time. And that's what they're choosing to do. And compounding that is that you're in an environment where, as Wayland was saying before, you've got construction activity down anywhere between 10% and 37% for the major categories of customer jobs. So given those specific situations involving a few competitors, and the pressure on commercial building and office building, on hotels and industrial facilities -- those two factors together -- I would say that the fact that we're holding rates at only 3-1/2% down speaks to the strength of our business model.

Karen Ubelhart: You have a number of weak competitors. Has anything really altered there? Has the deterioration in some of the weaker ones accelerated? Or is it a holding pattern?

Brad Jacobs: Well, you have one company that's in Chapter 11, and you have another company that's had five management turnovers in four years -- there's some, hopefully, temporary instability there -- and you have another company that's publicly stated that it's for sale. So there are things that are not helpful to the business environment, but at the same time, we hope each one of those situations is a temporary feature, not a permanent one.

Operator: And next we'll hear from Christina Boni at Credit Suisse First Boston.

Christina Boni: My question is with respect to the used equipment market. You talked a little bit about pricing in aerials. Is that similar in the used equipment market? What general trends are you seeing in the used equipment market? And is it different by category?

Wayland Hicks: Well, as Mike pointed out earlier, our gross margins were down a little over 5% during the quarter. So we're seeing some softness pretty much across the board. Aerial equipment is obviously part of that equation.

Christina Boni: And given the recent acquisition you did, you see that there's significant opportunity in aerial. Could you talk about what you see the opportunity to be and if you see other acquisitions like the one you just did? Is the aerial arena a particular focus?


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Wayland Hicks: I'll let John talk about potential acquisitions. But we really like the aerial business a lot. We are far and away the largest player in North America. We have over 60,000 units in our fleet. Because of our size and our breadth, we have the ability to go after some really large jobs and respond to those that would be difficult for other companies to do. Our return on investment for the aerial business is equal to or better than anything that we have in the company. So we like that.

John Milne: We are interested in additional aerial acquisitions, because quite frankly our strength is our corridor up and down the eastern seaboard. And so if opportunities are presented, especially stronger aerial businesses throughout the Midwest and the western states, and if they're attractive and fit all our strict acquisition criteria, we might pursue them.

Christina Boni: I know generally you do most of your capex planning in the first half of the year. In this economic environment, are you comfortable maintaining where you hope to be in terms of the capex plan? Or do you look to build in any more flexibility than you already have?

Mike Nolan: I think we're pretty comfortable. The numbers that we've talked about include only about $70 million or $80 million of growth capex for expansion of the size of the fleet. And I think that's probably about the right amount.

Operator: We'll now take a question from Sarah Thompson at Lehman Brothers.

Sarah Thompson: Just a couple of questions. Are you seeing prices weaker sequentially? Is it that significant? Or is most of this just because it was strong at the beginning of last year?

Mike Nolan: Sequentially we probably saw a little less than a point or around a point. And the balance comes from the year over year comp.

Sarah Thompson: Okay. And then on the market share gains, are you actually having customers say they're renting from you as opposed to somebody else, and that's how you know you're getting market share gains? Or is it just maybe that more people are renting now as opposed to owning their own fleets?

Wayland Hicks: I think it's a combination of a couple of things. We're seeing customers saying that they're renting from us rather than companies that they had previously been doing business with. And I won't elaborate on that too much. But you can probably guess where some of that's coming from. The other part of that is, if you just look at the market by itself and then you look at some of our competitors over the last quarter or two and look at what they're saying about their own year over year rental revenue growth, you're seeing declines that have been substantially greater than what we're talking about. In fact, in the fourth quarter of last year our rental revenue was up roughly 3%. One of the public companies mentioned that their rental revenue was down 15%. So we clearly think we're taking market share away from competitors, and it's not just the economic environment.


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Sarah Thompson: Okay. But you also feel like people are switching more from owning to renting?

Wayland Hicks: That's a good question. We've seen that trend for a very long period of time. I think that if you look at some of the OEM suppliers that we have, their business is down on a year over year basis in a very significant way, certainly much more than the 2.4% that we're talking about during this quarter.

Brad Jacobs: We do a lot of focus groups. We do a lot of customer surveys, and a lot of asking and listening to our customers on why they're switching to us. Sometimes when we lose customers we try to find out why they left us and how we can enrich their customer experience. We're definitely taking market share from companies whose service quality has gone down in the last year due to internal problems at those companies. At the same time, while it's very hard to get our arms around very specific numbers, we really do believe that more people are being introduced to renting than in the past. And people who have started to rent are renting more of their needs.

     For example, Cat is a competitor that is basically in a different category. Cat came into the rental business a few years ago. And consistently we hear from our focus groups that we don't take very many customers from Cat, and we don't lose very many customers to Cat. Our inference from that is that what Cat has done is take their very loyal customer base, which they've had in many cases for generations, and introduced them to rental. Customers are renting now who weren't renting very much before. Maybe in the future we'll be able to get our hands on those customers. But in any case, a strong company like Cat coming into the market has introduced more people to rental than otherwise would have been.

Operator: And next we'll hear from Richard Leader of Burnham Securities.

Richard Leader: Good morning. This sort of ties in with the last question a little bit. And it relates to the recent change in the tax law, the economic stimulus plan which allows for accelerated depreciation on equipment in the first year. Can you comment in general how you view that for your company? Has it changed any of your outlook for capital expenditures? And then, sort of tied into the last question, do you believe that at least on a short term basis it might influence some of your customers to purchase rather than rent?

Mike Nolan: I'll take the first part and let Wayland talk about the second part.
     With respect to the new tax deductions, we are not currently a federal taxpayer because of our accelerated depreciation shield. So it would not impact our decision whatsoever on capital expenditures.

Wayland Hicks: The second part of your question was whether it is affecting decisions of people who are inclined to buy. We're not seeing that. I think people are making fairly pragmatic decisions on renting primarily based on their business needs. And one of the advantages of renting that you have is that a lot of our customers move from one job to another job. The variability in terms of the type of equipment, both size and amounts of equipment, really differs a lot from one job to a different job. I think that that's fueling an underlying


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     trend that this whole industry is benefiting from, which is people converting more and more from buying equipment and owning to renting equipment. And we don't see that slowing down as we go forward.

Operator: And next we'll take a follow-up question from Barry Bannister at Legg
     Mason.

Barry Bannister: I was just wondering - your SG&A is down $30 million on a trailing 12 month basis year over year. And that's nice progress. But I'm trying to gauge how much of that is variable. And of course your compensation at the branches, a lot of it is tied to their performance, which presumably would get better in the next year. I'm trying to figure out how much we're going to give back. And you've talked about percentages. But have you ever looked at it in terms of dollars - millions of dollars of SG&A?

Mike Nolan: Barry, just to clarify, our profit sharing bonuses to the branches actually gets recorded into cost of equipment rentals because that's where the majority of that labor lies. But it will be variable to the extent of our commission plans for our sales people, which probably runs on average around 3% or so of revenues. So you should certainly take that into account as revenues change.

Barry Bannister: And that would be the national accounts and such?

Mike Nolan: No. The majority of our sales force at branches are now on commissions. Our national account sales people don't work on commissions.

Barry Bannister: Let me ask you about the capex of $405 million to $435 million.
     Could you break that out between fleet and "other"? And "other" being far below where it was two years ago, and fleet having seemingly leveled out, I'm just trying to gauge what the outlook is for "other" and what the breakout is between fleet and "other" on the capex side.

Mike Nolan: Barry, the $40 million is non-rental capex, which compares to about
     $49 million that we spent last year. So $365 million to $395 million is for rental equipment purchases, of which probably close to $300 million is for replacement, and the balance is for growth.

Barry Bannister: Okay. And what's the guidance on the purchases of property, plant, and equipment, which is the second line right below that on the cash flow statement?

Mike Nolan: That's the $40 million that I talked about initially. We call it non-rental equipment purchases. But that's your PP&E purchases.

Barry Bannister: Is that down quite so much in the last couple of years because you're turning more to operating leases? Or was it just a one-time buildup a couple of years ago? I believe that figure was much higher.

Mike Nolan: You're correct. In 2000 it was closer to $150 million. A lot of that came from the `98 and `99 acquisitions that we did, replacing their delivery vehicles, relocating a lot of their real estate, putting up lease-hold improvements for showrooms and signage. And so


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     that number was probably a little high. I would say during good economic times we would spend about $60 million to $65 million on that line item, which is probably more of a steady state.

Operator: We'll now take a follow-up question from Karen Ubelhart of GIC.

Karen Ubelhart: One just logistical question, why don't you give a balance sheet?

Brad Jacobs: We've gotten that question from a few investors in the last couple of months. And we talked about it and we said there is no good reason not to give a balance sheet. So we're going to start doing that next quarter.

Karen Ubelhart: Okay. And then the second question -- I know you can't comment on what your action may be related to Hertz - but, as a leading player in the industry, can you just give us some color on what you think the most likely scenario might be or what the most likely several scenarios might be? I'm not asking you who would really buy it. But might it be a spin-off? What are your thoughts in general on that whole event?

Bad Jacobs: I don't know, Karen. I just don't feel comfortable commenting publicly on someone else's business. It's just too specific. I'd like to just defer answering that, if you don't mind.

Karen Ubelhart: Okay.

Operator: Now we'll go to Paul D'Amico at National Bank Financial.

Paul D'Amico: Sorry, I missed an earlier part when you were breaking out the margin profiles. Could you go through that again? I got the last part, service and parts high thirties to low forties.

Mike Nolan: The merchandise we usually see in the low thirties and new equipment sales in the high teens.

Operator: And next we'll move to Melissa White with Deephaven Capital.

Melissa White: Sorry, I may have missed this earlier too. But did you record a gain on your sale leaseback in the quarter? And how much was that in Q1 of `01?

Mike Nolan: With respect to minor sale lease-backs, in the first quarter we had a little over $1 million of gain.

Melissa White: And what did we have in the first quarter last year?

Mike Nolan: I don't have the quarterly breakout from last year.

Melissa White: And then a follow-up on the pricing question, has that changed at all sequentially? Or has your pricing stabilized here as you've moved into Q2?

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Wayland Hicks: I mentioned earlier that the first couple of weeks of April pretty much seems to be a continuation of what we saw during the first quarter. That being said, as the volume picks up, which it's beginning to do this time of the year, and not just for ourselves, but for the industry, as we move into the heavier construction season, we expect that we'll see some abatement on the pressure that we've witnessed on pricing during the quarter.

Brad Jacobs: Okay. Operator, why don't we take one more question.

Operator: And our final question today will come from Keith Hogan at Eaton
     Vance.

Keith Hogan: Good morning. I just had a question on your equipment at original cost. It looks like you did about, I think, $90 million of equipment capex in the quarter. You made an acquisition that obviously included equipment. You only did about $35 million of equipment sales. But your equipment at original cost went down by what looks like $100 million, unless rounding has a lot to do with it. And I was wondering what the original cost of the equipment sales were in the quarter.

Mr. Nolan: You're correct about the rounding. The actual figures are that the original cost of rental equipment was down $65 to $70 million and equipment capex was $84 million. You also need to take into account that during the quarter we returned equipment under short term leases and decreased our long term leases. This reduced the original cost of our equipment under short term leases by $65 to $70 million and reduced the original cost of our equipment under long term leases by about $10 million. Finally, you need to factor in that, while proceeds from equipment sales was $35 million, the original cost of the sold equipment was $72 million. So the decrease in the original cost of our rental equipment is the net effect of capex of $84 million, the sale of equipment having an original cost of $72 million, and the reduction in the original cost of equipment under leases.

Keith Hogan: Okay, so that balances that out. So there wasn't a chunk of that charge in the quarter related to writing down some of your equipment?

Mike Nolan: No, not at all. The entire $349 million charge was with respect to FAS 142 and goodwill.

Brad Jacobs: Okay. Thank you, Keith. We are proud of the quarter. We did pretty well and pretty much consistent with what we had been projecting and expecting in the face of an economic and competitive environment which was pretty tough. So we thank you for your interest in the company. We're all here for today and part of tomorrow. If anyone has any follow-up questions, please call us in Greenwich. And we look forward to seeing you during the quarter and talking to you at the end of next quarter. All the best -- have a great day.

Operator: That concludes our conference today. Thank you very much for your participation.

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